UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 28, 2007

SMART MOVE, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-32951	54-2189769
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5990 Greenwood Plaza Blvd. #390 Greenwood Village, CO	80111
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (720) 488-0204

Not Applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 – Other Events

Item 8.01     Other Events.

On December 28, 2007 we entered into a letter of intent (the “Letter of Intent”) with Star Relocation Alliance, Inc. (“Star Alliance”), pursuant to which Star Alliance and we have outlined terms for the proposed acquisition by Smart Move, Inc. of certain business assets of Star Alliance which may include trademarks, trade names and operating assets relating to Star Alliance’s co-branded and private label move management programs offered to the real estate brokerage community, third party relocation companies and HR departments of major corporations.

The transaction contemplated by the Letter of Intent is subject to the fulfillment of certain conditions precedent and the negotiation of definitive agreements.

If the transaction is completed in accordance with the terms contained in the Letter of Intent, we will commit to issue restricted shares of our Common Stock, par value $.0001 per share to Star Relocation Network Alliance, Inc. consisting of 80,000 fully paid and non-assessable shares at the closing of the purchase; up to 100,000 shares of Common Stock issuable under a 3 year common stock purchase warrant at an exercise price of $1.20; and potentially, an additional 20,000 to 45,000 shares of fully paid and non-assessable shares Common Stock as an earnable purchase price component for such assets provided top line revenues achieved in fiscal 2008 as a result of deploying the acquired assets are above specified thresholds.

The Letter of Intent requires that the definitive agreements necessary to consummate this proposed transaction will be negotiated and executed and that the transaction will be consummated prior to February 1, 2008.

A copy of the Letter of Intent is included as an exhibit hereto.

Item 9.01     Financial Statements and Exhibits.

Exhibit
Number	Description
99.1	Letter of Intent dated December 28, 2007 between Smart Move, Inc. and Star Relocation Network Alliance, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Smart Move, Inc.

Date: January 2, 2008

By:  /s/ Edward Johnson
Chief Financial Officer